As filed with the Securities and Exchange Commission on January 21, 2015

Registration No. 333-197386

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	27-3306391 (I.R.S. Employer Identification Number)

405 Park Avenue New York, New York 10022 (212) 415-6500 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kristen M. Benson
Senior Vice President, Associate General Counsel
and Corporate Secretary, Ventas, Inc.

(877) 483-6827

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Employee and Director Incentive Restricted Share Plan
of American Realty Capital Healthcare Trust, Inc.

(Full Title of the Plan)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, which was originally filed on July 11, 2014 (file no. 333-197386) (the “Registration Statement”) to register 225,905 shares of common stock, par value $0.01 per share (the “Shares”), of American Realty Capital Healthcare Trust, Inc. (the “Company”), is being filed to deregister all of the Shares not yet sold.

On January 16, 2015, Ventas, Inc. (“Ventas”) completed its acquisition of the Company, pursuant to that certain Agreement and Plan of Merger, dated as of June 1, 2014, as amended (the “Merger Agreement”), by and among Ventas, the Company, Stripe Sub, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Ventas (“Merger Sub”), Stripe OP, LP, a Delaware limited partnership of which Merger Sub was the sole general partner prior to the acquisition, and American Realty Capital Healthcare Trust Operating Partnership, L.P., a Delaware limited partnership of which the Company was the sole general partner prior to the acquisition.  Pursuant to the Merger Agreement, on January 16, 2015, the Company merged with and into Merger Sub (the “Merger”), with Merger Sub surviving as a wholly owned subsidiary of Ventas.  Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Company hereby amends the Registration Statement by deregistering all Shares that were registered but unsold under the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 21st day of January, 2015. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933.

STRIPE SUB, LLC (as successor by merger to American Realty Capital Healthcare Trust, Inc.)

By:	/s/ Brian K. Wood
Name: Brian K. Wood
Title: Vice President, Secretary and Treasurer

Dated January 21, 2015

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